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                                                                    Exhibit 99.9

                                January 18, 2001


Dear Shareholder:


         We are writing to you as the majority of your Board of Directors to brief you on the events that have transpired since early November, and the actions we are taking to protect your interests. To say we are deeply distressed by the actions of the Company's former CEO, Mel Masters, would be a serious understatement.

         History. Last June, following the sale of the Company's laser printing business to MacDermid, Masters told the Board that his intent was to use the proceeds from that sale to build a B2Bxchange capability for small and medium-sized companies. Masters assured the Board that the cash from the MacDermid sale would be sufficient to fund this new direction for three years and perhaps longer if the Company successfully managed its "burn rate" and received revenues from the B2Bxchange. He told the Board he believed such revenues would begin during late 2000 or early in 2001.

         In early November, the Board was informed that VirtualFund was consuming funds rapidly, that there were operational inconsistencies, and that several corporate officers had questions about the viability of the Company's business strategy. On November 13, the Company's directors met and discussed many matters, including:

         o The Company's cash position. Masters advised the Board that the Company's cash would be sufficient for nine months at the current burn rate. Subsequently we have learned of weekly internal reports that showed the Company's cash might be consumed within three to four months.

         o The stock buy-back. We agreed that the Company's stock buy-back program should be restricted in view of the Company's cash position.

         o The Manugistics agreement. Masters described the proposed software licensing agreement with Manugistics. It required a $7 million commitment of which $2.5 million would be paid up front. It also would have resulted in a significant change in the direction of VirtualFund.

         o The engagement of a consultant. We were seriously concerned with the viability of the possible new strategy, the size of the commitment related to a deal with Manugistics and whether the Company had sufficient cash to fund this possible strategy. All present, including Masters, agreed that the Company should hire a consultant to evaluate the proposed Manugistics contract and its implications for the Company.

         On November 15, three directors, constituting a majority of the Board of Directors, delivered a letter to Masters. The letter directed Masters to suspend the stock repurchase program, and not to enter into any material contracts until the consultant had reviewed VirtualFund's business direction and the proposed Manugistics agreement.

         On November 17, Masters signed an agreement between the Company and Manugistics, directly contrary to the Board's instructions. The Board of Directors did not learn of this agreement for three days.

         On November 20, Matrix Associates, a highly respected business consulting firm, agreed to evaluate the proposed Manugistics agreement and the Company's business direction. Also on this date, we learned from a corporate officer that Masters--without authorization and in defiance of your Board's explicit instructions--had signed the Manugistics agreement and initiated a wire transfer to Manugistics of $2.5 million.
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         Frankly, this was a moment of truth for your Board of Directors. It was clear that strong steps were necessary to protect the interests of shareholders. Subsequently, the Board has authorized the following actions:

         o Suspension of Masters with pay, and subsequent termination of his employment.

         o Notification of Manugistics that the contract signed by Masters was not authorized, and demand for the return of the Company's $2.5 million. Matrix' report, received in early December, recommended that the Company immediately suspend its Manugistics based strategy.

         o Suspension, then lay-off of the employees associated with the B2Bxchange initiative.

         o Engagement of PricewaterhouseCoopers to investigate the use of the Company's cash since the sale of its printer business, including a number of related party transactions between the Company and Masters. PWC has identified a number of financial irregularities that are under further investigation. Several of these are the subject of counterclaims brought by the Company against Masters.

         o Commencement of litigation to void the lease between the Company and GRAMPI, an entity Master controls, for breach of fiduciary duty.

         o Initiation of actions to recover Company property in Masters' possession and more than $1.8 million that he owes to the Company.

         o        Appointment of Michael Coughlin as acting CFO of the Company.

         o        Appointment of Stephen Fisher as CEO of RSPNetwork.

         o        Appointment of Douglass E. Coy as the Company's interim CEO.
                  Mr. Coy heads a corporate restructuring firm based in Minneapolis.

         o        Appointment of Roger Wikner as Chairman of the Board.

         The Future. The Board is repeatedly asked about its plans for the Company's future. Over the next several weeks the Company will:

         o Continue to work with Nasdaq to attempt to restore the Company's listing.

         o        Continue to attempt to recover Company assets.

         o        Continue to reduce the Company's operating costs.

         o        Continue to refine and develop the operations of RSPNetwork.

         o Continue to defend the Company and the named directors against the litigation initiated by Masters and his associates.

         o Seek and evaluate synergistic business opportunities for the Company.

         Be assured that your Board will continue to act aggressively to protect shareholders' interests in VirtualFund.com. We have called a Special Meeting of Shareholders for April 19, 2001 to provide you with the opportunity to vote on the composition of the Board. We believe, based on advice of counsel, that a special meeting purportedly called by Masters for February 13 was not validly called and will not be properly held, as it failed to comport with Minnesota law and your Company's Bylaws.
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         The Company will be sending you proxy materials in connection with the
April 19 Special Meeting which will provide more detailed information regarding the problems created by Masters, the corrective action your Board has taken, and the results of the PricewaterhouseCoopers investigation. We urge you not to sign any proxy card you may receive from any party or attend any purported meeting of shareholders until such time as you have received proper notice and appropriate proxy materials from the Company.

         We appreciate your continuing support and will keep you apprised of further developments.



/s/ Edward S. Adams                     /s/ John Cavanaugh
-----------------------------------     --------------------------------------
Edward S. Adams                         John Cavanaugh


/s/ Timothy R. Duoos                    /s/ Stephen Fisher
-----------------------------------     --------------------------------------
Timothy R. Duoos                        Stephen Fisher



/s/ Roger J. Wikner
-----------------------------------
Roger J. Wikner



                             Additional Information

         VirtualFund.com, Inc. ("VirtualFund") may solicit proxies from its shareholders in connection with any action to remove and/or elect members to the company's board of directors. Before distributing forms of proxy to VirtualFund's shareholders in connection with any such solicitation, VirtualFund will file proxy materials (a proxy statement and related documents) with the U.S. Securities and Exchange Commission (the "SEC") containing information regarding the participants in any such solicitation.

         Investors and shareholders are urged to read the proxy materials carefully when they are available. The proxy materials will contain important information about VirtualFund, the proxy solicitation, and related matters. Investors and shareholders will be able to obtain copies of the proxy materials free of charge through the web site maintained by the SEC at http://www. sec.gov.

         In addition to the proxy materials, VirtualFund has filed annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements and other information filed by VirtualFund at the SEC public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549 or at the SEC's other public reference rooms in New York, New York and Chicago, Illinois. Please call the SEC at 1.800.SEC.0330 for further information on the hours and locations of the public reference rooms. VirtualFund's filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at http://www. sec.gov.

         Shareholders and investors may also obtain copies of documents VirtualFund has filed with the SEC free of charge from VirtualFund by requesting them in writing or by telephone at the following address:

             VirtualFund.com, Inc., 6462 City West Parkway, Suite 175
               Eden Prairie, Minnesota 55344
             Attention: Joseph P. Beckman, Esq.
             phone: (952) 943 3236
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                       Information Concerning Participants

         VirtualFund, its directors, executive officers, certain other members of management and employees, agents and nominees may be deemed to be participants in any solicitation of its shareholders. VirtualFund filed a preliminary proxy statement with the SEC on October 30, 2000 in anticipation of an Annual Meeting of Shareholders on January 9, 2001. While the Annual Meeting scheduled for January 9, 2001 has been cancelled, we make reference to certain information contained in the preliminary proxy statement. Information concerning VirtualFund's directors, executive officers and certain other employees is set forth in VirtualFund's preliminary proxy statement filed with the SEC on October 30, 2000 and will be contained in any Proxy Statement filed by VirtualFund in connection with the removal and/or election of members of the company's board of directors.

         As of January 15, 2001, based upon their most recent reports filed with the SEC, VirtualFund's officers and directors beneficially own, as a group, 4,433,415 shares of VirtualFund common stock, representing approximately 24.2% of the shares outstanding. Melvin L. Masters, VirtualFund's former Chief Executive Officer and President, has reported on his most recent filing with the SEC that he beneficially owns 3,419,607 of those shares, representing approximately 19.2% of the shares outstanding.

         VirtualFund's preliminary proxy statement filed with the SEC on October 30, 2000 and any Proxy Statement relating to the removal and/or election of members of the company's board of directors are, or will be, available to the public from commercial document retrieval services and at the web site maintained by the SEC at http://www. sec.gov.

         In addition to any solicitations that may be made by any of the above-referenced persons, VirtualFund has retained Innisfree M&A Incorporated to act as its advisor and provide proxy solicitation services, for which it will receive customary compensation. Employees of Innisfree M&A Incorporated may communicate in person, by telephone or otherwise with persons who are shareholders of VirtualFund.


Cautionary Factors That May Affect Future Results

         Certain statements contained in this document and other written and oral statements made from time to time by VirtualFund do not relate strictly to historical or current facts. As such, they are considered "forward-looking statements" which provide current expectations or forecasts of future events. Such statements can be identified by the use of terminology such as "anticipate," "believe," "estimate," "expect," "intend," "may," "could," "possible," "plan," "project," "should", "will," "forecast" and similar words or expressions. VirtualFund's forward-looking statements generally relate to its growth strategies, financial results, product development and sales efforts. One must carefully consider forward-looking statements and understand that such statements involve a variety of risks and uncertainties, known and unknown, and may be affected by inaccurate assumptions, including, among others, those statements made which relate to any future operating results and mergers and acquisitions activity. Consequently, no forward-looking statement can be guaranteed and actual results may vary materially.

         VirtualFund undertakes no obligation to update any forward-looking statement, but investors are advised to consult any further disclosures by the company on this subject in its filings with the Securities and Exchange Commission, especially on Forms 10-K, 10-Q and 8-K (if any), in which the company discusses in more detail various important factors that could cause actual results to differ from expected or historic results. VirtualFund notes these factors as permitted by the Private Securities Litigation Reform Act of 1995. It is not possible to foresee or identify all such factors. As such, investors should not consider any list of such factors to be an exhaustive statement of all risks, uncertainties or potentially inaccurate assumptions.